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Exhibit 21.1

LIST OF SUBSIDIARIES

       Main Street Capital Partners, LLC, a Delaware limited liability company

       Main Street Mezzanine Management, LLC, a Delaware limited liability company

       Main Street Equity Interests, Inc., a Delaware corporation

       Main Street Mezzanine Fund, LP, a Delaware limited partnership

       Main Street Capital II GP, LLC, a Delaware limited liability company

       Main Street Capital II, LP, a Delaware limited partnership

       Main Street Capital III GP, LLC, a Delaware limited liability company

       Main Street Capital III, LP, a Delaware limited partnership

       Main Street CA Lending, LLC, a Delaware limited liability company

       MS Equity Holdings, Inc., a Delaware corporation

       MS International Holdings, Inc., a Delaware corporation

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  Exhibit 21.1
LIST OF SUBSIDIARIES